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                 April 22, 2022

       John Maxwell
       Chief Financial Officer
       Wejo Group Ltd
       Canon   s Court
       22 Victoria Street
       Hamilton HM12 Bermuda

                                                        Re: Wejo Group Ltd
                                                            Registration
Statement on Form S-1
                                                            Filed April 14,
2022
                                                            File No. 333-264297

       Dear Mr. Maxwell:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Joshua Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Corey Chivers